Exhibit 10.1
June 4, 2026
Dear Scott:
As you have indicated you will retire upon the 20th Anniversary of Freshpet. Inc. (the "Company"), this letter will confirm the following terms in connection with your separation of employment from Freshpet, Inc. (the "Company"). The Company and you agree that this letter (the "Agreement") represents the full and complete agreement concerning your separation of employment from the Company.
1)Separation and Continuity Period. You will separate employment from the Company on October 20, 2026 (or such earlier date of your actual employment termination, the "Separation Date").
a)During the period beginning now and ending on the Separation Date (the "Continuity Period"), you will make yourself available as needed to ensure a smooth transition.
b)During the Continuity Period, the Company will continue to pay you your base salary at the rate in effect as of the date hereof, and you may continue to participate in the Company's health and welfare plans, if applicable and subject to their terms. The Company, however, may terminate your employment for Cause1 during the Continuity Period. If the Company terminates your employment for Cause, you will be entitled to receive only the base salary earned up to the date your employment is terminated, and the Separation Date will be the date your employment is terminated for Cause or the date you resign for any reason. Except as otherwise provided for herein, you will not be entitled to any additional employee benefits, and you will not continue to earn any vacation time during the Continuity Period, in accordance with Company Policy.
c)You acknowledge and agree that other than as specifically set forth in this Agreement, you are not due any compensation for unpaid salary, bonus, severance, incentive or performance pay, or for any accrued or unused vacation time or vacation pay.
2)Separation Consideration. Provided you make yourself available as an advisor on an as needed basis following the Continuity Period through the period during which Advisory Payments are made; are not terminated for Cause during the Continuity Period; execute this Agreement within twenty-one (21) days from the date hereof and do not revoke it; do not violate any of the restrictive covenants contained in the Non-Disclosure, Non-Competition and Non-Solicitation Agreement dated August 30, 2024 (the "Restrictive Covenant Agreement"); and execute the release in the form attached as Exhibit A (the "Release of

1 For purposes of this Agreement, "Cause" shall have the same definition as set forth in the Company's 2024 Equity Incentive Plan. The Compensation Committee will determine whether conduct meets the definition.

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Claims") on or within seven (7) days after the Separation Date and do not revoke it (collectively, the "Preconditions"), the Company will provide you the following consideration:
a)Separation pay payable on a bi-weekly basis over a period of eighteen months commencing November 6, 2026 and ending April 21, 2028, less all applicable withholdings. The amount of each bi-weekly payment shall be the gross amount of
$38,903.85 (the "Advisory Payments").

b)All outstanding unvested restricted stock units (RSUs) granted to you prior to the Separation Date will vest upon the Separation Date subject to the remaining terms and conditions of their respective award agreements pursuant to a Qualified Retirement and the terms of the 2024 Equity Incentive Plan.
c)All outstanding performance stock units (PSUs) granted to you prior to the Separation Date will remain subject to vesting on a pro rata basis measured through December 2026 and otherwise subject to the remaining terms and conditions of their respective award agreements following a Qualified Retirement and achievement of the performance-based measurement metrics set forth in said agreements and the terms of the 2024 Equity Incentive Plan. For the avoidance of doubt the achievement of any performance-based vesting criteria shall be determined by the Compensation Committee of the Board of Directors of Freshpet in accordance with the Plan and the applicable award agreements.
d)Notwithstanding subsections b) and c) above, (i) all outstanding unvested RSUs granted to you on January 3, 2025 will vest upon the Separation Date subject to the remaining terms and conditions of their respective award agreements and the terms of the 2024 Equity Incentive Plan, and (ii) all outstanding PSUs granted to you on January 3, 2025 will remain subject to vesting on a pro rata basis measured through December 2026 and otherwise subject to the remaining terms and conditions of their respective award agreements and achievement of the performance-based measurement metrics set forth in said agreements and the terms of the 2024 Equity Incentive Plan. For the avoidance of doubt the achievement of any performance-based vesting criteria shall be determined by the Compensation Committee of the Board of Directors of Freshpet in accordance with the Plan and the applicable award agreements.
e)All outstanding, vested and unexercised stock options granted to you prior to the Separation Date will continue to be exercisable under the terms of their respective award agreements.
f)You will be entitled to a pro rata portion of the annual bonus otherwise due to you for your service as an employee during 2026 subject to achievement of the performance goals as approved by the Compensation Committee and payable by March 15, 2027.

3)Employee Benefits.

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a)Your employee medical, dental, and vision benefits will terminate on the Separation Date.
b)Following the termination of your employee benefits, you will be eligible to continue your healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), as amended, and the requirements and limitations thereof. If you elect continued coverage under COBRA, you will be required to pay 102% of the monthly premium. You will receive information about continuing your health coverage under COBRA in a later mailing, including a form by which you may elect continued coverage.
c)Notwithstanding anything to the contrary in subparagraph b), if you execute this Agreement and the Release of Claims, and if you elect continued coverage under COBRA, the Company will pay the monthly premium costs associated with such continuation of coverage for a period of eighteen (18) months or through April 30, 2028, provided that prior to such date you do not become eligible to receive healthcare benefits coverage from another source, including but not limited to another employer, spouse, or domestic partner.
4)Medicare Disclaimer. You represent that you are not a Medicare Beneficiary as of the time you enter into this Agreement. To the extent that you are a Medicare Beneficiary, you agree to contact a Company Human Resources representative for further instruction.
5)Consideration. You acknowledge and agree that the payments made pursuant to this Agreement, including the Separation Payment and the vesting of the additional RSUs and PSUs, serve as sufficient consideration for the covenants and other obligations set forth in this Agreement, including but not limited to the Release in Paragraph 6 and the Release of Claims.
6)Release. In consideration for the payments, benefits, and other promises and covenants set forth herein, you voluntarily, knowingly, and willingly release and forever discharge the Company, its subsidiaries, affiliates, and parents, together with each of those entities' respective officers, directors, shareholders, employees, agents, fiduciaries, and administrators (collectively, the "Releasees") from any and all claims and rights of any nature whatsoever which you now have or in the future may have against them, whether known or unknown, suspected or unsuspected, for any act, omission, or event occurring up to and including the date you sign this Agreement. This release includes, but is not limited to, any rights or claims relating in any way to your employment relationship with the Company (or any of the other Releasees) or the termination thereof or any rights or claims under any federal, state, or local statute, including, without limitation, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973 (including Section 504 thereof), the Civil Rights Act of 1866 (42 U.S.C. § 1981), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Lilly Ledbetter Fair Pay Act, the Genetic Information Non-Discrimination Act, and the Employee Retirement Income Security Act of 1974, the New Jersey Family Leave Act,

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the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Workers' Compensation Act (except as set forth below), the New Jersey Wage and Hour Law, the New Jersey Wage Payment Act, all as amended, and any federal, state, local, and/or municipal statute, law, amendment, directive, order, and/or regulation enacted in response to the COVID-19 pandemic, or any other statutory or common law limitation or regulation of the employment relationship of state or federal law, as well as any claim for attorneys' fees and costs incurred by or on behalf of you. This release specifically includes, but is not limited to, any claim for constructive or wrongful discharge, retaliation, violation of public policy, libel, slander, defamation, or any other tort or contract claim. This release also includes any claim based upon the right to the payment of wages, incentive and performance compensation, bonuses, equity grants, vacation, pension benefits, 401(k) Plan benefits, stock benefits, or any other employee benefits, or any other rights arising under federal, state, or local laws prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sexual orientation, religious creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, denial of family and medical care leave, medical condition (including cancer and genetic characteristics), marital status, military status, gender identity, or discrimination and/or harassment on any other basis prohibited by law. However, you acknowledge that you are not releasing any claim related to the enforcement of the terms of the Agreement, any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan, any claim arising after the date on which you sign this Agreement, or any claim that is not otherwise waivable under applicable law.
7)No Claims Filed. As a condition of the Company entering into this Agreement, subject to Paragraph 9, you further represent that you have not filed against the Company or any of the other Releasees, any complaints, claims, or lawsuits with any court, administrative agency, or arbitral tribunal prior to the date hereof, and that you have not transferred to any other person any such complaints, claims, or lawsuits.
8)No Admission of Wrongdoing. By entering into this Agreement, neither you, the Company, nor any of the Company's officers, agents, or employees admit any wrongdoing or violation of any law.
9)Reports to Government Entities. Nothing in this Agreement, including but not limited to Paragraph 7, restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of any law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any Inspector General of any agency (collectively, the "Regulators"), or from making other disclosures that are protected under the whistleblower provisions of any federal, state, or local law or regulation. This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information

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relating to a potential violation of law. You do not need the prior authorization of the Company to engage in conduct protected by this Paragraph, and you do not need to notify the Company that you did engage in such conduct.
Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney(s), a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
10) Post-Employment Restrictions. You acknowledge and agree that you will continue to abide by and comply with the restrictive covenants and other obligations set forth in the Restrictive Covenant Agreement and all your equity award agreements with the Company, each of which remains in full force and effect. You further acknowledge and agree that your compliance with those obligations is a material inducement to the Company's entry into this Agreement and a condition precedent to your receipt of the consideration provided herein.
11)Return of Company Property. You shall return to the Company (or in the case of hard copy or electronic documents, following a thorough, good faith search of your files, destroy) by the Separation Date all Company property, documents, and confidential information in your possession or under your control (together with all duplicates thereof), regardless of whether such property, documents, and/or confidential information is in electronic, written, or other tangible form. You further agree not to retain any Company property, documents, confidential information, or any copies thereof. To the extent that you subsequently discover in your possession Company property, documents or confidential information (in any form) that you inadvertently failed to discover during your thorough, good faith search of your files, you shall promptly notify the Company of such discovery and either (i) return to the Company or (ii) destroy, and certify in writing the destruction thereof, such property, documents or other confidential information.

12)No Negative Statements or Contact with Media. You agree not to make (or cause to be made) to anyone any negative or disparaging statements about the Company, any other Releasee, or the services, reputation, financial status, or business relationships of any of the foregoing, and you also agree not to intentionally do anything that damages the Company, any other Releasee, or the services, reputation, financial status, or business relationships of any of the foregoing. This includes, but is not limited to, the direct or indirect publication of negative or disparaging statements about the Company (including by identifying current and former employees) or any of the other Releasees via social media (e.g., Twitter, Facebook, Tumblr, lnstagram), video sites (e.g., YouTube, Vimeo), posts to media outlets or blogs, books, professional networking sites (e.g., Linkedln, Glassdoor, etc.), as well as comments to news stories, blog posts, social media postings, videos, or professional sites. Nothing in this Agreement prevents you from discussing or disclosing details relating to a claim of discrimination or retaliation. You agree that during the eighteen (18) month period following the Separation Date, you will not knowingly encourage any person to initiate litigation in bad

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faith against Freshpet. You further agree that during such eighteen (18) month period, you will not directly or indirectly solicit proxies or otherwise seek directly or indirectly solicit proxies or otherwise seek nomination or election to the Board of Directors of Freshpet; provided however that nothing in this Paragraph shall prohibit you from exercise any rights you may have as a shareholder under applicable law.

The Company agrees to provide instruction to the members of the executive team not to make (or cause to be made) to anyone any negative or disparaging statements about you, nor intentionally do anything that damages your reputation. This includes, but is not limited to, the direct or indirect publication of negative or disparaging statements about you via social media (e.g., X (formerly known as Twitter), Facebook, Tumblr, lnstagram), video sites (e.g., YouTube, Vimeo), posts to media outlets or blogs, books, professional networking sites (e.g., Linkedln, Glassdoor, etc.), as well as comments to news stories, blog posts, social media postings, videos, or professional sites.

13)Breach of this Agreement. You promise to abide by the terms and conditions in this Agreement, and you understand that if you do not, the Company shall be entitled to attorneys' fees and any other damages incurred due to such breach, except that this provision will not apply if you file a lawsuit challenging the validity of this Agreement. You agree to fully abide in all respects by the terms, conditions, and obligations in this Agreement (including, without limitation, with regard to Paragraph 7 (Release), Paragraph 10 (Post-Employment Restrictions), Paragraph 11 (Return of Company Property), Paragraph 12 (No Negative Statements or Contact with Media), and this Paragraph 13 (Breach of this Agreement)). You acknowledge and agree that if you do not so abide, the Company shall be entitled to attorneys' fees and any other damages incurred due to such breach. You further acknowledge and agree that any breach of the aforementioned paragraphs of this Agreement by you shall entitle the Company to: (i) the immediate return, upon the Company's demand, of any amounts paid or distributed to you after the date this Agreement is effective, which is the day you sign it; and (ii) the right, in the Company's sole discretion, to offset any amounts otherwise due to you by the Company to the extent such amounts have not been so returned.
14)Severability. If at any time, after the date of your execution of this Agreement, any court or administrative agency finds that any provision of this Agreement is illegal, void, or unenforceable, that provision will no longer have any force and effect. However, any such finding as to a particular provision shall not be deemed to impair the enforceability of any other provision of this Agreement.

15)Changes to the Agreement. This Agreement may not be changed unless the changes are in writing and signed by you and an authorized representative of the Company.
16)Choice of Law; Arbitration; Waiver of Jury Trial. Any controversy or claim arising out of or relating to this Agreement, any breach hereof, or your employment or the termination thereof, shall be settled by binding arbitration, by and pursuant to the Employment Arbitration Rules and Procedures of JAMS ("JAMS") then in effect. The determination of the arbitrator shall be conclusive and binding on you and the Company, and judgment may be entered on the

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arbitrator's award in any court of competent jurisdiction. The arbitrator shall not have the power to award punitive or exemplary damages. Issues of arbitrability shall be determined in accordance with the United States federal substantive and procedural laws relating to arbitration. The arbitration shall be conducted on a strictly confidential basis, and neither you nor the Company shall disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, "Arbitration Materials") to any third party, except as required by law, with the sole exception of legal counsel and parties engaged by that counsel to assist in the arbitration process, who also shall be bound by these confidentiality terms. The parties will share the JAMS administrative fees and the arbitrator's fee and expenses, and each party will pay its own attorneys' fees, except as otherwise provided by law. If court proceedings to stay litigation or compel arbitration are necessary, the party who unsuccessfully opposes such proceedings shall pay all associated costs, expenses, and attorneys' fees that the other party reasonably incurs. Either party may commence litigation in court to compel arbitration or to confirm or vacate an arbitral award, to the extent authorized by the Federal Arbitration Act. The arbitrator may grant interim injunctive relief, and the Company or its successors or assigns may commence litigation in court to obtain injunctive relief or an order requiring specific performance to enforce or prevent any violations of the covenants contained herein. You and the Company each agree that any arbitration will be conducted only on an individual basis and that no dispute between the parties may be consolidated or joined with a dispute between any other employee and the Company or any Releasee. You also agree that you may not seek to bring your dispute on behalf of other employees, independent contractors, or consultants of the Company or any Releasee as a class or collective action and that no arbitrator will have authority hereunder to hear or decide any class, collective, or representative action. Notwithstanding the foregoing, nothing in this Agreement prohibits either party from requesting that the arbitrator consolidate, on a non-class or non-collective action basis, related matters that involve common questions of law or fact when doing so would increase efficiency. The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all confidential information (and all documents containing confidential information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement. TO THE EXTENT PERMITTED BY APPLICABLE LAW THAT CANNOT BE WAIVED, YOU AND THE COMPANY HEREBY AGREE AND COVENANT THAT NEITHER YOU NOR THE COMPANY WILL ASSERT (WHETHER AS A PLAINTIFF, DEFENDANT, OR OTHERWISE) ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER CONTEMPLATED HEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. YOU AND THE COMPANY FURTHER AGREE THAT YOU AND THE COMPANY OR ANY OF ITS AFFILIATES MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT BETWEEN THE COMPANY AND ITS AFFILIATES, ON THE ONE HAND, AND YOU, ON THE OTHER HAND, TO WAIVE IRREVOCABLY THE RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND

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THAT ANY PROCEEDING PROPERLY HEARD BY A COURT UNDER THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
17)Entire Agreement. This Agreement constitutes the entire agreement between you and the Company and supersedes all other agreements between you and the Company with respect to the terms of your employment and the termination thereof, except this Agreement shall not relieve you of any contractual or common law obligations you have to the Company or any of its affiliates that by their nature are intended to survive the termination of your employment with the Company, such as the Restrictive Covenant Agreement, or any such superseded agreement including, without limitation, to maintain the Company's confidential information as confidential and not to use such information for your benefit or the benefit of any third party. You confirm that in signing this Agreement you have not relied on any warranty, representation, assurance, or promise of any kind whatsoever other than as expressly set out in this Agreement.
18)Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
19)Waivers. A waiver by either party of any term or condition of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition in the future, or of any subsequent breach thereof. All rights, remedies, undertakings, or obligations contained in this Agreement will be cumulative, and none of them will be in limitation of any other right, remedy, undertaking, or obligation of either party.
20)Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment.
Notwithstanding any other provision of this Agreement, if at the time of your termination of employment, you are a "specified employee," determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute "nonqualified deferred compensation" subject to Section 409A that are provided to you on account of a separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of your Separation Date ("Specified Employee Payment Date"). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date and thereafter any remaining payments shall be paid without delay in accordance with their

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original schedule. If you die before the Specified Employee Payment Date, any delayed payments shall be paid to your estate in a lump sum within two weeks of your death.

21)Acknowledgments. By signing this Agreement, you acknowledge that:

a)You have carefully read and understand this Agreement;

b)The Company advised you to consult with an attorney and/or any other advisor of your choice before signing this Agreement;

c)You have been given twenty-one (21) days to consider your rights and obligations under this Agreement and to consult with an attorney about both. Any negotiations and resulting changes to this Agreement, whether material or immaterial, will not restart the 21-day consideration period;
d)You understand that this Agreement is LEGALLY BINDING and by signing it you give up certain rights;

e)You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;

f)You acknowledge and agree that the Advisory Payment and other benefits set forth in this Agreement are contingent on your execution of this Agreement, which releases all of your claims against the Company and the Releasees, and you KNOWINGLY AND VOLUNTARILY AGREE TO RELEASE the Company and the Releasees from any and all claims you may have, known or unknown, in exchange for the benefits you have obtained by signing, and that these benefits are in addition to any benefit you would have otherwise received if you did not sign this Agreement;
g)You have seven (7) days after you sign this Agreement to revoke it by notifying the Company in writing. This Agreement will not become effective or enforceable until the seven (7) day revocation period has expired;
h)This Agreement includes a WAIVER OF ALL RIGHTS AND CLAIMS you may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §§ 621 et seq.); and

i)This Agreement does not waive any rights or claims that may arise after this Agreement becomes effective, which is eight (8) days after you sign it, provided that you do not exercise your right to revoke this Agreement.

22)Return of Signed Agreement. You should return the signed Agreement to me on or before the date that is twenty-one (21) days from the date hereof.

[Signature Page Follows]

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FRESHPET, INC.

By: /s/ William B. Cyr
Wiliam B. Cyr

Read, Accepted, and Agreed to:

/s/ Scott Morris
SCOTT MORRIS

6/22/2026
Date

[Agreement Signature Page]

10

58012977.1

EXHIBIT A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the consideration to be provided to me in connection with the separation of my employment, in accordance with the letter agreement between Freshpet, Inc. (the "Company") and me dated June 5, 2026 (the "Agreement"), which consideration is conditioned on my signing this Release of Claims and to which I am not otherwise entitled, I, on my own behalf and on behalf of my heirs and estate, voluntarily, knowingly, and willingly release and forever discharge the Company, its subsidiaries, Affiliates, and parents, together with each of those entities' respective officers, directors, shareholders, employees, agents, fiduciaries, and administrators (collectively, the "Releasees") from any and all claims and rights of any nature whatsoever which I now have or in the future may have against them, whether known or unknown, suspected or unsuspected, for any act, omission, or event occurring up to and including the date of this Release of Claims. This Release of Claims includes, but is not limited to, any rights or claims relating in any way to my employment relationship with the Company (or any of the other Releasees) or the termination thereof or any rights or claims under any federal, state, or local statute, including, without limitation, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, the Americans with Disabilities Act, the Fair Credit Reporting Act, the Rehabilitation Act of 1973 (including Section 504 thereof), the Civil Rights Act of 1866 (42 U.S.C. § 1981), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Lilly Ledbetter Fair Pay Act, the Genetic Information Non-Discrimination Act, and the Employee Retirement Income Security Act of 1974, the New Jersey Family Leave Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Workers' Compensation Act (except as set forth below), the New Jersey Wage and Hour Law, the New Jersey Wage Payment Act, all as amended, and any federal, state, local, and/or municipal statute, law, amendment, directive, order, and/or regulation enacted in response to the COVID-19 pandemic, or any other statutory or common law limitation or regulation of the employment relationship of state or federal law, as well as any claim for attorneys' fees and costs incurred by or on behalf of me. This release specifically includes, but is not limited to, any claim for constructive or wrongful discharge, retaliation, violation of public policy, libel, slander, defamation, or any other tort or contract claim. This release also includes any claim based upon the right to the payment of wages, incentive and performance compensation, bonuses, equity grants, vacation, pension benefits, 401(k) Plan benefits, stock benefits, or any other employee benefits, or any other rights arising under federal, state, or local laws prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sexual orientation, religious creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, denial of family and medical care leave, medical condition (including cancer and genetic characteristics), marital status, military status, gender identity, or discrimination and/or harassment on any other basis prohibited by law. However, I acknowledge that I am not releasing any claim related to the enforcement of the terms of the Agreement, any medical claim incurred during my employment that is payable under applicable medical plans or an employer-insured liability plan, any claim arising after the date on which I sign this Release of Claims, or any

58012977.1	A-1

claim that is not otherwise waivable under applicable law.

As a condition of the Company entering into this Release of Claims, I further represent that I have not filed against the Company or any of the other Releasees, any complaints, claims or lawsuits with any arbitral tribunal, administrative agency, or court prior to the date hereof, and that I have not transferred to any other person any such complaints, claims, or lawsuits. This Release of Claims does not (i) prohibit or restrict me from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any Inspector General of any agency, or from making other disclosures that are protected under the whistleblower provisions of any federal, state, or local law or regulation; or
(ii) require me to notify the Company of such communications or inquiry. Nothing herein, however, shall constitute a waiver of claims arising out of or relating to any acts or omissions occurring after I sign this Release of Claims, or claims for enforcement of this Release of Claims.
I acknowledge that this Release of Claims is independent of, but does not supersede, the Release contained in the Agreement. I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, other than those that are set forth expressly in the Agreement and this Release of Claims and that are intended to survive separation from employment, in accordance with the terms of the Agreement.

I further acknowledge that:

1.I first received this Release of Claims on the date of the Agreement to which it is attached as Exhibit A (i.e., the date set forth in the first sentence of this Release of Claims);

2.I understand that, in order for this Release of Claims to be effective, I may not sign it prior to the Separation Date, but that if I wish to receive the consideration, I must sign and return this Release of Claims no later than twenty-one (21) days after the Separation Date and no earlier than the Separation Date;

3.I have carefully read and understand this Release of Claims;

4.The Company advised me to consult with an attorney and/or any other advisor of my choice before signing this Release of Claims;

5.I understand that this Release of Claims is LEGALLY BINDING and that by signing it I give up certain rights;
6.I have voluntarily chosen to enter into this Release of Claims and have not been forced or pressured in any way to sign it;

58012977.1	A-2

7.I acknowledge and agree that the consideration is contingent on execution of this Release of Claims, which releases all of my claims against the Company and the Releasees, and I KNOWINGLY AND VOLUNTARILY AGREE TO RELEASE the
Company and the Releasees from any and all claims I may have, known or unknown, in exchange for the benefits I have obtained by signing, and that these benefits are in addition to any benefit I would have otherwise received if I did not sign this Release of Claims;
8.I have seven (7) days after I sign this Release of Claims to revoke it by notifying the Company in writing. This Release of Claims will not become effective or enforceable until the seven (7) day revocation period has expired;

9.This Release of Claims includes a WAIVER OF ALL RIGHTS AND CLAIMS I may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §§ 621 et seq.); and
10.This Release of Claims does not waive any rights or claims that may arise after this Release of Claims becomes effective, which is eight (8) days after I sign it, provided that I do not exercise my right to revoke it.

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature:	_______________	_______________
	SCOTT MORRIS	Date signed

[Exhibit A Release of Claims Signature Page]

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